UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2014

HIGH PERFORMANCE BEVERAGES COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54973	27-3566307
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331
 (Address of principal executive offices) (Zip code)

602.326.8290
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement.

As previously reported by High Performance Beverages Company (the “Company”) on Form 8-K filed by the Company with the Securities and Exchange Commission, on  August 29, 2013, the Company on August 26, 2013, sold an 8% Convertible Note in the principal Amount of $42,500 (the “August 2013 Note”). As previously reported by the Company on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2013, the Company, on October 1, 2013, sold an 8% Convertible Note in the Principal amount of $32,500 (the “October Note” and together with the August 2013 Note, the “Notes”).  On March 24, 2014, the Company received correspondence stating that the Notes provide that the Company shall be in default if it fails to comply with the reporting requirements of the  Exchange Act of 1934, as amended and that based upon the foregoing the Company was now in default under the Notes.  As a result of the asserted default, demand was made for immediate payment as provided in the Notes in the amount of $113,625 (representing 150% of the remaining outstanding principal balances) together with default interest as provided in the Notes (the “Default Amount”). Additionally, the Holder of the Note, may exercise any other remedy it has under the Note, including that should the Default Amount not be paid within five business days of the March 24, 2014, the Holder of the Note shall in its sole discretion convert the Default Amount into equity as provided for in the Notes.

As previously reported with the Securities and Exchange Commission, on March 12, 2014, on March 6, 2014, the Company sold a 10% Convertible Redeemable Note in the principal amount of $22,000 (the “March 2014 Note”) pursuant to a Securities Purchase Agreement.   Pursuant to the March 2014 Note, an event of default occurs if the Company defaults under any other note or similar debt instrument. As a result of the of the event of default of the Notes,  interest shall accrue at a default interest rate of 16% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGH PERFORMANCE BEVERAGES COMPANY

Dated: March 28, 2014	By:	/s/ Toby McBride
Name: Toby McBride
Title: Chief Executive Officer

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